UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Children’s Place Retail Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

GLASS LEWIS RECOMMENDS THE CHILDREN’S PLACE STOCKHOLDERS VOTE FOR ALL
THREE OF THE COMPANY’S DIRECTOR NOMINEES ON WHITE PROXY CARD

Joins PROXY Governance and Egan-Jones in Supporting Sally Frame Kasaks,
Malcolm Elvey and Norman Matthews

Secaucus, New Jersey — July 20, 2009 — The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced that Glass Lewis & Co. has joined PROXY Governance Inc. and Egan-Jones Proxy Services in recommending that The Children’s Place stockholders vote the WHITE proxy card FOR the election of all three of the Company’s highly qualified independent incumbent directors, Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews, at the 2009 Annual Meeting of Stockholders on July 31, 2009.  Glass Lewis recommends that stockholders vote AGAINST Ezra Dabah’s hand-picked nominees as well as his bylaw restoration proposal.

In its analysis, Glass Lewis noted:

•                  “…we recommend that shareholders vote FOR all management nominees on the WHITE card.”

•                  “…the board and management team have performed well since late 2007. The executive management has implemented a number of strategic and operational changes which have yielded positive results. We note that the Company’s stock price has outperformed its peers over the period beginning on September 25, 2007, the date after the resignation of Mr. Dabah as CEO, and ending on May 5, 2009, the date that the Dissident notified the Company that it would initiate its proxy contest. We observed that the Company’s stock increased 37% during this period while a broad index of 15 retail peers declined 43.3% and an index of large retail competitors increased just 3.4%.”

•                  “…we find no reason to believe that the current board and management team are not acting in the best interests of shareholders. The board and management proactively addressed a number of substantial internal problems and implemented new growth strategies.”

•                  “…the Dissident currently holds two seats on the board which provides adequate access to the remainder of the board to solicit support for the Committee’s growth strategies and is roughly equivalent to its economic stake in the Company.”

The Children’s Place Board of Directors urges stockholders to vote the WHITE card promptly. If stockholders have any questions or need assistance in voting, please call MacKenzie Partners, Inc. who is acting as The Children’s Place proxy solicitor and can be reached toll-free at (800) 322-2885 or collect at (212) 929-5500. They can also be reached by e-mail at childrensplace@mackenziepartners.com.

About The Children’s Place Retail Stores, Inc.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of July 4, 2009, the Company owned and operated 936 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the

Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Information

The Company filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009, further supplemented on July 14, 2009. The Company has provided stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

CONTACT:

Investors

Jane Singer

Vice President, Investor Relations, The Children’s Place Retail Stores, Inc.

(201) 453-6955

Media:

George Sard/Paul Caminiti/Nathaniel Garnick

Sard Verbinnen & Co

(212) 687-8080